Exhibit 99.1

For Immediate Release	Media Contact:	Investor Contact:
February 28, 2006	Erin Emlock	Catie Forte
	(617) 768-6923	(617) 768-6881

Richard F. Syron Elected to Genzyme’s Board of Directors

CAMBRIDGE, Mass. – Genzyme Corp. (Nasdaq: GENZ) today announced the election of Richard F. Syron to the company’s board of directors. Mr. Syron, 62, is chairman and chief executive officer of Freddie Mac, which is the second largest source of mortgage financing in the United States.

“I am pleased to welcome Dick Syron to our board of directors,” said Henri A. Termeer, chairman and chief executive officer of Genzyme Corp. “Dick brings to our board exceptionally strong financial expertise, and more than 30 years of leadership in economic policy and banking. His perspective and experience, which span both industry and government, will be vitally important as Genzyme continues to grow.”

Prior to joining Freddie Mac in 2003, Mr. Syron was chairman of the board of Thermo Electron Corporation. He also held the positions of CEO and president during his tenure. Before he joined Thermo Electron, Mr. Syron was chairman and chief executive officer of the American Stock Exchange for five years.

Mr. Syron has served as president of both the Federal Reserve Bank of Boston and the Federal Home Loan Bank of Boston, and he played a major role in restructuring New England’s banking system following the crises of the early 1990s. He served as deputy assistant secretary of the United States Treasury, principal assistant to Federal Reserve Chairman Paul A. Volcker, and has held several economic, research, policy and managerial positions in state and national government.

Mr. Syron earned his bachelor’s degree in economics from Boston College and his master’s and doctoral degrees in economics from Tufts University. He serves on the board of directors of the Freddie Mac Foundation, which focuses on improving the lives of children.

Mr. Syron’s election fills the position previously held by Constantine E. Anagnostopoulos, who joined Genzyme’s board of directors in 1986 and retired last year. To view profiles of Genzyme’s directors, please visit:

http://www.genzyme.com/corp/structure/board_directors.asp

About Genzyme

                One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. This year marks the 25th anniversary of Genzyme’s founding. Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 8,000 employees in locations spanning the globe and 2005 revenues of $2.7 billion. Genzyme has been selected by FORTUNE as one of the “100 Best Companies to Work for” in the United States.

With many established products and services helping patients in more than 80 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune diseases, and diagnostic testing. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as heart disease and other areas of unmet medical need.

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Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-703-797-1866 outside the United States.